EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports fourth quarter, full year results

•	Generated full year net earnings of $797 million, or $1.07 per diluted share
•	Increased full year Adjusted EBITDA by 72 percent to $2.2 billion
•	Highest full year Wood Products Operating Income and Adjusted EBITDA on record

SEATTLE, January 29, 2021 – Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings of $292 million, or 39 cents per diluted share, on net sales of $2.1 billion. This compares with a net loss of $14 million, or two cents per diluted share, on net sales of $1.5 billion for the same period last year and net earnings of $283 million for the third quarter of 2020.

Excluding net after-tax charges of $69 million for special items, the company reported fourth quarter net earnings of $361 million, or 48 cents per diluted share. This compares with net earnings before special items of $23 million for the same period last year and $386 million for the third quarter of 2020.

Adjusted EBITDA for the fourth quarter of 2020 was $657 million compared with $260 million for the same period last year and $745 million for the third quarter of 2020.

For the full year 2020, Weyerhaeuser reported net earnings of $797 million, or $1.07 per diluted share, on net sales of $7.5 billion. This compares with a net loss of $76 million on net sales of $6.6 billion for the full year 2019.

Full year 2020 includes net after-tax charges of $165 million for special items. Excluding these items, the company reported net earnings of $962 million, or $1.29 per diluted share. This compares with net earnings before special items of $285 million for the full year 2019.

Adjusted EBITDA for full year 2020 was $2.2 billion compared with $1.3 billion for full year 2019.

“In 2020 each of our businesses delivered remarkable results in the face of unprecedented operating and market challenges,” said Devin W. Stockfish, president and chief executive officer. “Our teams delivered the highest Wood Products Adjusted EBITDA on record, achieved record low cost performance in lumber, and captured approximately $100 million of operational excellence improvements across our businesses, all while demonstrating an unwavering commitment to safety. In addition, we reduced gross debt by more than $900 million, implemented a new dividend framework, strategically upgraded our Oregon timberland holdings and launched a new sustainability strategy. As we embark on 2021, we are encouraged by the macroeconomic tailwinds that continue to bolster strong U.S. housing and repair and remodel markets, and we remain focused on creating value for shareholders through our unrivaled portfolio of assets, industry-leading operating performance and disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2020	2020	2019	2020	2019
(millions, except per share data)	Q3	Q4	Q4	Full Year	Full Year
Net sales	$2,110	$2,063	$1,548	$7,532	$6,554
Net earnings (loss)	$283	$292	($14)	$797	($76)
Net earnings (loss) per diluted share	$0.38	$0.39	($0.02)	$1.07	($0.10)
Weighted average shares outstanding, diluted	748	749	746	748	746
Net earnings before special items(1)(2)	$386	$361	$23	$962	$285
Net earnings per diluted share before special items(1)	$0.52	$0.48	$0.03	$1.29	$0.39
Adjusted EBITDA(1)	$745	$657	$260	$2,201	$1,276
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

Fourth quarter 2020 after-tax special items include a $193 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract, a $182 million gain related to the previously announced sale of certain southern Oregon timberlands and a $58 million charge related to the early extinguishment of debt. Special items for other periods presented are included in the reconciliation tables following this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q3	Q4	Change
Net sales	$452	$502	$50
Net contribution (charge) to pretax earnings	($11)	$286	$297
Pretax charge (benefit) for special items	$80	($182)	($262)
Net contribution to pretax earnings before special items	$69	$104	$35
Adjusted EBITDA	$130	$167	$37

Q4 2020 Performance – In the West, average sales realizations for domestic and Japan export logs increased from the third quarter, and export log sales volumes were significantly higher. Fee harvest volumes increased 9 percent as harvest operations fully resumed following third quarter wildfire activity. In the South, average log sales realizations were comparable to the third quarter, as higher average sawlog realizations were largely offset by lower realizations for fiber logs. Unit logging and hauling costs decreased, and log sales volumes were slightly lower.

Fourth quarter special items include a $182 million gain on the previously announced sale of certain southern Oregon timberlands, which was completed in November.

Q1 2021 Outlook – Weyerhaeuser expects first quarter earnings and Adjusted EBITDA will be slightly higher than the fourth quarter. In the West, the company anticipates higher export log sales volumes, slightly lower average domestic log sales realizations, slightly higher unit logging and hauling costs, and seasonally lower road spending. In the South, the company expects higher fee harvest volumes and comparable average log sales realizations.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q3	Q4	Change
Net sales	$69	$30	($39)
Net contribution to pretax earnings	$17	$14	($3)
Adjusted EBITDA	$60	$23	($37)

Q4 2020 Performance – Earnings and Adjusted EBITDA decreased due to fewer real estate sales. Average land basis was significantly lower due to the mix of properties sold. The segment reported full year Adjusted EBITDA of $241 million.

Q1 2021 Outlook – Weyerhaeuser anticipates first quarter earnings will be slightly higher than first quarter 2020, and Adjusted EBITDA will be modestly lower than first quarter 2020 due to the timing and mix of real estate transactions. The company expects full year 2021 Adjusted EBITDA for the segment will be approximately $255 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q3	Q4	Change
Net sales	$1,696	$1,652	($44)
Net contribution to pretax earnings	$566	$481	($85)
Adjusted EBITDA	$615	$530	($85)

Q4 2020 Performance – Sales volumes declined slightly across most product lines from the third quarter. Raw material costs increased significantly, primarily for Western and Canadian logs and oriented strand board webstock. Per unit manufacturing costs increased for oriented strand board due to planned maintenance outages.

Average sales realizations for oriented strand board improved 27 percent compared with the third quarter, as benchmark pricing remained near record levels. This was largely offset by a 10 percent decrease in average lumber sales realizations.

Q1 2021 Outlook – Excluding the effect of changes in average sales realizations for lumber and oriented strand board, the company expects first quarter earnings and Adjusted EBITDA will be significantly higher than the fourth quarter. The company expects improved manufacturing costs across product lines and slightly higher sales volumes, primarily for lumber and engineered wood products. To date, first quarter benchmark pricing for lumber and oriented strand board is significantly higher than the fourth quarter average.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2020, we generated $7.5 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 29, 2021 to discuss fourth quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on January 29, 2021.

To join the conference call from within North America, dial 877-407-0792 (access code: 13714046) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13714046). Replays will be available for two weeks at 844-512-2921 (access code: 13714046) from within North America, and at 412-317-6671 (access code: 13714046) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, with respect to our outlook and expectations concerning the following: earnings and Adjusted EBITDA for each of our businesses; log export sales volumes and domestic log sales realizations; forestry road expense and logging costs; fee harvest volumes; manufacturing costs for our wood products business and sales volumes for our lumber and engineered wood products lines. Forward-looking statements are generally identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “future,” “planned,” “may,” “will,” “maintain,” and similar words and expressions. Forward-looking statements are based on our current expectations and assumptions. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●	the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	our operational excellence initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing, required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities and charges related to casualty losses;
●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2019 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive.

There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$797
Interest expense, net of capitalized interest(1)					443
Income taxes					185
Net contribution (charge) to earnings	$455	$86	$1,340	$(456)	$1,425
Non-operating pension and other post-employment benefit costs(2)	—	—	—	290	290
Interest income and other	—	—	—	(5)	(5)
Operating income (loss)	455	86	1,340	(171)	1,710
Depreciation, depletion and amortization	257	14	195	6	472
Basis of real estate sold	—	141	—	—	141
Special items included in operating income (loss)(3)(4)(5)	(102)	—	(8)	(12)	(122)
Adjusted EBITDA	$610	$241	$1,527	$(177)	$2,201
(1)	Interest expense, net of capitalized interest includes pretax special items consisting of $92 million of charges related to the early extinguishment of debt.
(2)

Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $253 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3)	Operating income (loss) for Timberlands includes pretax special items consisting of a $182 million gain on sale of certain southern Oregon timberlands and an $80 million timber casualty loss.
(4)	Operating income (loss) for Wood Products includes a pretax special item consisting of an $8 million product remediation insurance recovery.
(5)	Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $12 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net loss					$(76)
Interest expense, net of capitalized interest(1)					378
Income taxes					(137)
Net contribution (charge) to earnings	$347	$144	$353	$(679)	$165
Non-operating pension and other post-employment benefit costs(2)	—	—	—	516	516
Interest income and other	—	—	—	(30)	(30)
Operating income (loss)	347	144	353	(193)	651
Depreciation, depletion and amortization	301	14	191	4	510
Basis of real estate sold	—	116	—	—	116
Special items included in operating income (loss)(3)(4)(5)	32	—	(68)	35	(1)
Adjusted EBITDA	$680	$274	$476	$(154)	$1,276
(1)	Interest expense, net of capitalized interest includes a pretax special item consisting of a $12 million charge related to the early extinguishment of debt.

(2)

Non-operating pension and other post-employment benefit costs includes pretax special items consisting of $455 million of noncash settlement charges related to transfers of pension plan assets and liabilities to an insurance company through the purchase of group annuity contracts.

(3)

Operating income (loss) for Timberlands includes pretax special items consisting of an $80 million noncash impairment charge related to the sale of our Montana timberlands and a $48 million gain on sale of our Michigan timberlands.

(4)	Operating income (loss) for Wood Products includes a pretax special item consisting of a $68 million product remediation insurance recovery.
(5)	Operating income (loss) for Unallocated Items includes pretax special items consisting of $35 million of legal charges.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$292
Interest expense, net of capitalized interest(1)					144
Income taxes					19
Net contribution (charge) to earnings	$286	$14	$481	$(326)	$455
Non-operating pension and other post-employment benefit costs(2)	—	—	—	262	262
Interest income and other	—	—	—	—	—
Operating income (loss)	286	14	481	(64)	717
Depreciation, depletion and amortization	63	4	49	1	117
Basis of real estate sold	—	5	—	—	5
Special items included in operating income (loss)(3)	(182)	—	—	—	(182)
Adjusted EBITDA	$167	$23	$530	$(63)	$657
(1)

Interest expense, net of capitalized interest includes a pretax special item consisting of a $58 million charge related to the early extinguishment of $500 million of 4.625 percent notes due September 2023.

(2)

Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $253 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3)	Operating income (loss) includes a pretax special item consisting of a $182 million gain on sale of certain southern Oregon timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$283
Interest expense, net of capitalized interest(1)					111
Income taxes					109
Net contribution (charge) to earnings	$(11)	$17	$566	$(69)	$503
Non-operating pension and other post-employment benefit costs	—	—	—	9	9
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	(11)	17	566	(62)	510
Depreciation, depletion and amortization	61	3	49	2	115
Basis of real estate sold	—	40	—	—	40
Special items included in operating income (loss)(2)	80	—	—	—	80
Adjusted EBITDA	$130	$60	$615	$(60)	$745
(1)

Interest expense, net of capitalized interest includes a pretax special item consisting of a $23 million charge related to the early extinguishment of $325 million of 3.25 percent notes due March 2023.

(2)	Operating income (loss) includes a pretax special item consisting of an $80 million timber casualty loss.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net loss					$(14)
Interest expense, net of capitalized interest					89
Income taxes					1
Net contribution (charge) to earnings	$53	$22	$60	$(59)	$76
Non-operating pension and other post-employment benefit costs(1)	—	—	—	21	21
Interest income and other	—	—	—	(8)	(8)
Operating income (loss)	53	22	60	(46)	89
Depreciation, depletion and amortization	73	4	50	1	128
Basis of real estate sold	—	11	—	—	11
Special items included in operating income (loss)(2)	32	—	—	—	32
Adjusted EBITDA	$158	$37	$110	$(45)	$260
(1)

Non-operating pension and other post-employment benefit costs include a pretax special item consisting of a $6 million noncash settlement charge related to the transfer of Canadian pension assets and liabilities through purchases of group annuity contracts.

(2)

Operating income (loss) includes pretax special items consisting of an $80 million noncash impairment charge related to the sale of our Montana timberlands and a $48 million gain on sale of our Michigan timberlands.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (LOSS)

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings (loss):

	2020	2020	2019	2020	2019
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net earnings (loss)	$283	$292	($14)	$797	($76)
Early extinguishment of debt charges	23	58	—	92	9
Gain on sale of timberlands	—	(182)	(48)	(182)	(48)
Legal charges (benefits)	—	—	—	(12)	26
Pension settlement charges	—	193	5	193	345
Product remediation recoveries	—	—	—	(6)	(51)
Restructuring, impairments and other charges	—	—	80	—	80
Timber casualty loss	80	—	—	80	—
Net earnings before special items	$386	$361	$23	$962	$285

The table below reconciles net earnings per diluted share before special items to net earnings (loss) per diluted share:

	2020	2020	2019	2020	2019
	Q3	Q4	Q4	Full Year	Full Year
Net earnings (loss) per diluted share	$0.38	$0.39	($0.02)	$1.07	($0.10)
Early extinguishment of debt charges	0.03	0.07	—	0.12	0.01
Gain on sale of timberlands	—	(0.24)	(0.07)	(0.24)	(0.07)
Legal charges (benefits)	—	—	—	(0.02)	0.04
Pension settlement charges	—	0.26	0.01	0.26	0.47
Product remediation recoveries	—	—	—	(0.01)	(0.07)
Restructuring, impairments and other charges	—	—	0.11	—	0.11
Timber casualty loss	0.11	—	—	0.11	—
Net earnings per diluted share before special items	$0.52	$0.48	$0.03	$1.29	$0.39